UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2007

JETBLUE AIRWAYS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-49728	87-0617894

(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

118-29 Queens Boulevard, Forest Hills, New York	11375
(Address of principal executive offices)	(Zip Code)

(718) 286-7900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On January 17, 2007, Tom Anderson resigned from his position as Senior Vice President Supply Chain and Aircraft Programs of JetBlue Airways Corporation (the “Company”). On the same day, Tim Claydon resigned from his position as the Company’s Senior Vice President Sales and Marketing (collectively, Mr. Anderson and Mr. Claydon are the “Resigning Executive Officers”). The Company and each of the Resigning Executive Officers have agreed that each such individual will remain with the Company as a Senior Advisor through the end of 2007. The resignations as an officer will be effective on February 13, 2007 for each of the Resigning Executive Officers. Mr. Anderson has been with the Company since 1999. Mr. Claydon has been with the Company since 2001. The Company thanks Mr. Anderson and Mr. Claydon for their years of service.

(e)	In connection with their resignations as officers of the Company, JetBlue and each of the Resigning Executive Officers has entered into an arrangement, under which each of the Resigning Executive Officers will continue to be employed by the Company through the remainder of 2007 as a Senior Advisor at his current salary of $225,000. Each of the Resigning Executive Officers will be bonus eligible for his 2006 service to the Company at the officer level he held in 2006 and will continue to receive all Company benefits provided to employees, plus lifetime flight benefits for the Resigning Executive Officer and his immediate family, subject to the terms and conditions of the Company’s pass travel programs and any future changes to those programs. Neither individual will be bonus eligible for his 2007 employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION
(Registrant)

Date: January 19, 2007	By:	/s/ HOLLY NELSON
Senior Vice President and Controller (principal accounting officer)